- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                              --------------------

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:
/ / Preliminary proxy statement

/ / Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              --------------------
                                 INTERLEAF, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
                              --------------------

Payment of the filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

2.   Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4.   Proposed maximum aggregate value of transaction:

5.   Total fee paid:

/ / Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.   Amount previously paid:

2.   Form, schedule or registration statement no.:

3.   Filing party:

4.   Date filed:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     [LOGO]


                                 INTERLEAF, INC.
                                62 FOURTH AVENUE
                          WALTHAM, MASSACHUSETTS 02154
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                          TELEPHONE NO.: (617) 290-0710


       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 8, 1996


     The Annual Meeting of Shareholders (the "Annual Meeting") of Interleaf, Inc. (the "Company") will be held at the Wyndham Gardens Hotel, 420 Totten Pond Road, Waltham, Massachusetts, on Thursday, August 8, 1996 at 8:30 a.m., local time, to consider and act upon the following matters:

1. To elect three (3) Class III directors to serve for the ensuing three years.

2. To ratify and approve amendments to the Company's 1987 Employee Stock Purchase Plan ("Stock Purchase Plan") to (i) increase the number of shares of common stock authorized for issuance from 1,750,000 shares to 2,500,000 shares, (ii) extend the term of the Stock Purchase Plan by three (3) years to May 1999, and (iii) allow for one additional entry date for new employees, as described in the Proxy Statement.

3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on June 17, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof. The stock transfer books of the Company will remain open.


                                        By Order of the Board of Directors,



                                        John K. Hyvnar, Clerk

Waltham, Massachusetts
June 28, 1996



WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 INTERLEAF, INC.
                                62 FOURTH AVENUE
                          WALTHAM, MASSACHUSETTS 02154
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 8, 1996



                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interleaf, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, August 8, 1996 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation, or a subsequently dated proxy to the Clerk of the Company, or by voting in person at the Annual Meeting.

     The Board of Directors has fixed June 17, 1996 as the record date for determining shareholders who are entitled to vote at the Annual Meeting. At the close of business on June 17, 1996 there were outstanding and entitled to vote 17,297,671 shares of common stock of the Company, $.01 par value per share ("Common Stock") and 861,911 shares of the Company's Senior Series B Convertible Preferred Stock, $.10 par value per share ("Preferred Stock"). At the Annual Meeting each share of the Common Stock is entitled to one vote; each share of the Preferred Stock is entitled to 1.34375 votes, and therefore the total number of votes eligible to be cast at the Annual Meeting is 18,455,864.

     The Company's Annual Report for the fiscal year ended March 31, 1996 is being mailed to the shareholders with the accompanying Notice of Annual Meeting and this Proxy Statement on or about July 1, 1996.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information, as of June 17, 1996, with respect to all of the beneficial ownership of the Company's voting shares by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of any voting class, (ii) each current director, (iii) each named executive listed under "Executive Compensation," and
(iv) all current directors and executive officers of the Company as a group:

                                                                    CLASS OF STOCK
                                                   COMMON STOCK                         PREFERRED STOCK          % OF TOTAL VOTING
DIRECTORS, OFFICERS AND                 NO. OF SHARES      % OF CLASS        NO. OF SHARES         % OF CLASS        CAPITAL STOCK
   5% SHAREHOLDERS                   BENEFICIALLY OWNED    OUTSTANDING    BENEFICIALLY OWNED       OUTSTANDING       OUTSTANDING(1)
Advent International Corporation
101 Federal Street
Boston, MA 02110                                 -   (2)             -             861,911(3)             100%               6.26%

Schroder Wertheim Investment
  Services Inc.
787 Seventh Avenue, 34th Floor
New York, NY 10019                            919,500(4)         5.32%                     -                 -               4.99%

Frederick B. Bamber                            38,491(5)             *                     -                 -                   *

David A. Boucher                                231,844          1.34%                     -                 -               1.26%

Clinton P. Harris                              21,000(6)             *                     -  (7)            -                   *

George D. Potter, Jr.                         121,662(8)             *                     -                 -                   *

Ed Koepfler                                    62,500(9)             *                     -                 -                   *

G. Gordon M. Large                             56,250(9)             *                     -                 -                   *

Mark H. Cieplik                                27,500(9)             *                     -                 -                   *

Frederick J. Egan                             49,500(10)             *                     -                 -                   *

Stephen J. Hill                                32,000(9)             *                     -                 -                   *

Richard P. Delio(11)                                  -              -                     -                 -                   -

All current directors and executive
officers as a group (11 persons)             672,347(12)         3.83%                     -                 -               3.59%

- --------------------
*Less than 1%.
- -Indicates zero.

(1)  Determined by using a conversion ratio of 1.34375 for the Preferred Stock.

(2) Does not include 21,000 shares of Common Stock listed as beneficially owned by Mr. Clinton P. Harris, who serves as Sr. Vice President of Advent International Corporation.

(3) Represents 861,911 shares of Senior Series B Convertible Preferred Stock ("Preferred Stock") held by various limited partnerships of which Advent International Corporation is either the general partner or a general partner in limited partnerships which are the general partners in such various limited partnerships ("Advent").

(4) Of which amount, Schroder Wertheim Investment Services Inc. has sole voting power over 919,500 shares. The Company has relied on information contained in Form 13G filed by Schroder Wertheim Investment Services Inc. on February 9, 1996, in providing this information.

(5) Includes 33,000 shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within a 60-day period after June 17, 1996.

(6) Includes 15,000 shares of Common Stock issuable upon exercise of certain options, which are currently exercisable, and 2,000 shares of Common Stock held by trustees of trusts established for the benefit of Mr. Harris' wife and children, as to all of which shares Mr. Harris disclaims beneficial ownership.

(7) Does not include 861,911 shares of Preferred Stock listed as beneficially owned by Advent International Corporation, a corporation in which he serves as Sr. Vice President.

(8) Includes 15,000 shares of Common Stock issuable upon exercise of an option granted, which options are currently exercisable.

(9) Represents shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within a 60-day period after June 17, 1996.

(10) Includes 42,500 shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within a 60-day period after June 17, 1996.

(11) Mr. Delio resigned from all positions with the Company, effective June 6, 1995.

(12) Includes an aggregate of 278,750 shares issuable upon exercise of options held by 4 directors and 7 executive officers, which options are currently exercisable or become exercisable within the 60-day period after June 17, 1996.

VOTES REQUIRED

     A plurality of votes cast by the holders of the Preferred and Common Stock is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common and Preferred Stock represented and entitled to vote at the Annual Meeting is required for the approval of the amendments to the Company's 1987 Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares of Common and Preferred Stock represented and voting at the Annual Meeting is required for the ratification of the selection by the Board of Directors of Ernst & Young LLP as the Company's independent accountants for the current 1997 fiscal year.

     Shares of Common and Preferred Stock represented in person or by proxy at the Annual Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Annual Meeting) will be tabulated by the inspector of the election. The First National Bank of Boston (the "Bank of Boston") was appointed inspector for the Annual Meeting and will determine whether or not a quorum is present for a particular matter(s). The Bank of Boston will treat abstentions as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not count abstentions as a vote in favor of such matter. Accordingly, an abstention from voting on a matter by a shareholder present in person or represented by proxy at the Annual Meeting with respect to any matter requiring a majority of the shares represented and entitled to vote has the same legal effect as a vote "against" the matter even though the shareholder or interested parties analyzing the results of the voting may interpret such vote differently. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter.

                            1. ELECTION OF DIRECTORS

     The Company has a classified Board of Directors presently consisting of two
(2) Class I, one (1) Class II, and three (3) Class III directors. At each annual meeting of shareholders, a class of directors is elected for a full term of three years to succeed those directors whose terms are expiring.

     At the Annual Meeting, three (3) Class III directors will be elected to hold office until the 1999 annual meeting of shareholders and until their respective successors are duly elected and qualified. All nominees have indicated their willingness to serve if elected; however, if an individual should be unable to serve, the proxies may be voted for a substitute nominee or nominees designated by management.

     The persons named in the enclosed proxy will vote to elect as directors the Class III nominees named below, unless authority to vote for any or all of the directors is withheld by marking the proxy to that effect.

     The following table sets forth the name and age of each nominee for election as a Class III director (each of whom is currently a director) and each of the Class I and Class II directors, the positions and offices held by him with the Company, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director, if any, and the year of the commencement of his term as a director of the Company.

                     Nominees for the Terms Expiring in 1999
                              (CLASS III DIRECTORS)

David A. Boucher
Age 46; General Partner of Applied Technology Partners, L.P., a venture capital limited partnership, since January 1993; Chairman of the Board of Directors of the Company since October 1989; Chief Executive Officer of the Company from October 1989 to July 1992; Chief Executive Officer and President from 1981 to October 1989. Director of the Company since 1981. Director of Viewlogic, Inc., and Wang Laboratories, Inc.

Frederick B. Bamber
Age 53; General Partner of Applied Technology Partners, L.P., a venture capital limited partnership, since January 1982. Director of the Company since 1984.

Ed Koepfler
Age 47; President and Chief Executive Officer of the Company since November 1994; from January 1992 to November 1994, Vice President for North American Operations of System Software Associates, Inc. ("SSA"), a developer of manufacturing software, and from 1989 to December 1991, Vice President of Operations of SSA. Director of the Company since November 1994.

                      Directors Whose Terms Expire in 1998
                              (CLASS II DIRECTORS)

George D. Potter, Jr.
Age 59; President of Quality Systems International, Inc., a developer of quality assurance software, since October 1993 to present; Independent business consultant September 1991 to October 1993; Sr. Vice President of Sales and Marketing, Gescan International, Inc., a data retrieval software company from January 1990 to September 1991; Sr. Vice President of Sales Operations of the Company from April 1989 to December 1990; Vice President of Marketing of the Company, February 1983 to March 1989. Director of the Company since 1983.

                      Directors Whose Terms Expire in 1997
                               (CLASS I DIRECTORS)

PREFERRED CLASS I DIRECTOR

Clinton P. Harris
Age 49; Sr. Vice President of Advent International Corporation, a venture capital company, since December 1984. Director of the Company since 1990.

G. Gordon M. Large
Age 56; Executive Vice President and Chief Financial Officer of Interleaf, Inc., since June 1995. Prior to joining the Company, Mr. Large was Executive Vice President and Chief Financial Officer of Card Establishment Services, Inc. ("CES"), a merchant credit card processor, and its parent, CESI Holding, Inc. ("CESI"). Mr. Large joined CES and CESI as Senior Vice President, Strategic Planning and Business Development in October 1993, and became Chief Financial Officer in December 1993 and Executive Vice President in February 1994. Previously, Mr. Large served as Senior Vice President and Chief Financial Officer of Systems Center, Inc., a systems software company, from February 1992 until July 1993. From December 1988 until June 1991, Mr. Large was Chief Financial Officer of Pansophic Systems, Incorporated, a systems and applications software company, also serving as Vice President from December 1988 until June 1990 and Senior Vice President from June 1990 until October 1991. Director of the Company since May 1996.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board of Directors. The Audit Committee reviews the overall scope and specific plans of the annual audit by the Company's independent auditors and the adequacy of the Company's internal controls, and considers and recommends the selection of the Company's independent auditors. The Audit Committee met three (3) times during fiscal 1996. The current Audit Committee members are Messrs. Bamber (Chairman), Harris, and Potter.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board of Directors regarding compensation programs of the Company and administers the Company's 1983, 1993 and 1994 Stock Option Plans and 1987 Employee Stock Purchase Plan. The Compensation Committee met four (4) times during fiscal 1996. The current members of the Compensation Committee are Messrs. Bamber and Harris (Chairman).

     The Company has no nominating committee.

     The Board of Directors met four (4) times during fiscal 1996. Each current director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of all committees of the Board of Directors on which he served.

     There are no family relationships between or among any directors or officers of the Company. Under the terms of the Certificate of Vote Establishing the Preferred Stock, the holders of the Preferred Stock have the right, as a single class, to elect one director, herein designated the Preferred Class I Director, currently Mr. Clinton P. Harris.

EXECUTIVE COMPENSATION

     The following table sets forth the summary of compensation received by the Chief Executive Officer and other Named Executive Officers along with their principal positions, for services rendered with respect to fiscal 1996, 1995, and 1994:


                                       SUMMARY COMPENSATION TABLE
- -----------------------------------------------------------------------------------------------
                                                                                      Long Term
                                                  Annual Compensation              Compensation
- -----------------------------------------------------------------------------------------------
                                                                                       Awards
- -----------------------------------------------------------------------------------------------
                                                                                     Securities
Name and                                                                             Underlying
Principal Position*           Year             Salary(1)($)         Bonus(2)($)      Options (#)
- -----------------------------------------------------------------------------------------------
Ed Koepfler,(3)
President and Chief
Executive Officer             1996             $329,120             $70,000              75,000

                              1995             $120,000             $50,000             350,000

                              1994                    -                   -                   -
- -----------------------------------------------------------------------------------------------
G. Gordon M. Large,(4)
Executive Vice President
and Chief Financial Officer   1996             $236,397             $55,000             225,000

                              1995                    -                   -                   -

                              1994                    -                   -                   -
- -----------------------------------------------------------------------------------------------
Mark H. Cieplik,(5)
Vice President, Americas      1996             $203,538             $61,462             110,000

                              1995                    -                   -                   -

                              1994                    -                   -                   -
- -----------------------------------------------------------------------------------------------
Frederick J. Egan,
Vice President,
Asia/Pacific/Japan            1996             $170,610             $70,000                   -

                              1995             $163,462                   -              70,000

                              1994             $160,000            $160,000                   -
- -----------------------------------------------------------------------------------------------
Stephen J. Hill,(6)
Vice President, Europe        1996             $222,000             $70,000              85,000

                              1995             $212,980                   -              10,000

                              1994             $126,557                   -               8,000
- -----------------------------------------------------------------------------------------------
Richard P. Delio,(7)
formerly Senior Vice
President of Finance
and Administration and
Chief Financial Officer       1996             $296,346                   -                   -

                              1995             $194,615             $70,000             180,000

                              1994                    -                   -                   -
- -----------------------------------------------------------------------------------------------

* No restricted stock awards have ever been made by the Company to the Chief Executive Officer and the other Named Executive Officers.

- -    Indicates zero.

(1) Salary includes amounts deferred pursuant to the Interleaf, Inc. 401(k) Savings Plan.

(2) Amounts shown are awards made under the Company's corporate bonus program, which amounts are earned and accrued during the fiscal years indicated and may be paid subsequent to the end of each fiscal year.

(3) Mr. Koepfler joined the Company and was elected President, Chief Executive Officer, and a Director in November 1994. Salary includes $28,756 relating to travel and relocation arising out of his employment agreement with the Company.

(4) Mr. Large joined the Company and was elected Executive Vice President and Chief Financial Officer in June 1995. Salary includes $70,820 relating to travel and relocation pursuant to his employment agreement with the Company.

(5)  Mr. Cieplik joined the Company in April 1995.

(6)  Mr. Hill was elected an Executive Officer in June 1995.

(7) Mr. Delio resigned as the Company's Senior Vice President of Finance and Administration and Chief Financial Officer in June 1995. For fiscal 1996, $260,961 represents severance paid to Mr. Delio pursuant to his employment agreement with the Company.

     The following table sets forth certain information with respect to the grant of incentive and non-qualified stock options for the Chief Executive Officer and its other Named Executive Officers in fiscal 1996:

- -------------------------------------------------------------------------------------------------------------------------------
                                                       OPTION GRANTS TABLE
- -------------------------------------------------------------------------------------------------------------------------------
                                             Options Granted in Fiscal Year 1996
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential Realizable Value at
                                                                                                  at Assumed Annual Rates Rates
                                                                                                    Appreciaiton of Stock Price
                                          Individual Grants                                                  for Option Term(3)
- -------------------------------------------------------------------------------------------------------------------------------
                                                       Percent of
                    Number of Securities            Total Options    Exercise of
                      Underlying Options     Granted to Employees     Base Price     Expiration
     Name                      Granted(#)1       in Fiscal Year(2)      ($/Share)          Date            5% ($)        10% ($)
- -------------------------------------------------------------------------------------------------------------------------------
Ed Koepfler                       75,000                    9.40%          $7.37     10/27/2005         $348,232       $878,873

G. Gordon M. Large               225,000                   28.20%          $6.00       6/5/2005         $850,500     $2,146,500

Mark H. Cieplik                  110,000                   13.78%          $5.50      4/27/2005         $381,150       $961,950

Frederick J. Egan                      -                        -              -              -                -              -

Stephen J. Hill                   85,000                   10.65%          $5.50      4/27/2005         $294,525       $743,325

Richard P. Delio                       -                        -              -              -                -              -
- -------------------------------------------------------------------------------------------------------------------------------

- - Indicates zero.

(1) All options granted to the Named Executive Officers provided above are exercisable in two to four equal annual installments, commencing one year after the date of grant. The Company's 1983, 1993 and 1994 Stock Option Plans ("Stock Option Plans") provide that the exercise price of each option must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted. The exercise price may be paid in cash. Pursuant to the terms of the Plans, the options held by all employees, including the above-mentioned executives, become exercisable in full upon a "change in control." See, "Severance and Change in Control."

(2) During the fiscal year ended March 31, 1996, the Company granted options under its Stock Option Plans to its employees to purchase a total of 798,000 shares of Common Stock and cancelled options to purchase 250,000 shares of Common Stock.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

     The following table sets forth certain information on option exercises in fiscal 1996 for the Company's Chief Executive Officer and its other Named Executive Officers during fiscal 1996 and the value of such executive officers' in-the-money unexercised options as of March 31, 1996:

- --------------------------------------------------------------------------------------------------------------
               AGGREGATED OPTION EXERCISES AND FISCAL 1996 YEAR-END OPTION VALUE
- --------------------------------------------------------------------------------------------------------------
                    Aggregated Option Exercises in 1996 and FY-End Option Values
- --------------------------------------------------------------------------------------------------------------
                                                                                               Value of
               Shares Acquired                             Number of Unexercised      Unexercised In-the-Money
     Name       On Exercise (#)  Value Realized ($)      Options at FY1996-End(#)      Options at FY1996-End($)1
- --------------------------------------------------------------------------------------------------------------
                                                       Exercisable/Unexercisable     Exercisable/Unexercisable
- --------------------------------------------------------------------------------------------------------------
Ed Koepfler                  -                   -                87,500/337,500           $238,812/$1,457,250

G. Gordon M. Large           -                   -                     -/225,000                    -/$647,750

Mark. H. Cieplik             -                   -                     -/110,000                    -/$370,700

Frederick J. Egan       91,500            $558,081                 13,500/35,000              $77,490/$214,375

Stephen J. Hill          5,000             $45,000                  2,000/93,000              $12,250/$335,875

Richard P. Delio(2)    122,500            $911,406                           -/-                           -/-
- --------------------------------------------------------------------------------------------------------------

- -Indicates zero.

(1) Market value of shares covered by in-the-money options on March 29, 1996, or $8.87 per share, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2) Mr. Delio resigned from all positions with the Company, effective June 6, 1995. Value realized includes 25,000 shares exercised in May 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors during fiscal 1996 were Clinton P. Harris and Frederick B. Bamber, neither of whom is or has ever been an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee is a party to any relationship required to be disclosed under Item 402 or Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is developed and approved by the Compensation Committee. The Committee's philosophy is to reward executives based upon the achievement of corporate and individual performance goals as well as to provide long-term incentives for the achievement of future financial and strategic goals.

     The Company's executive compensation program for fiscal 1996 consisted of the following three elements: (1) base salary; (2) incentive compensation in the form of cash bonuses earned under the Company's executive bonus program; and (3) long-term equity-based incentive compensation in the form of stock options granted pursuant to the Company's 1993 Stock Option Plan.

1.   BASE SALARY

     Base salaries for the Company's executive officers, including the Company's President, Ed Koepfler, were determined by taking into account a combination of the following three factors: (a) salaries generally paid for similar positions in comparable software companies, (b) the particular skills of the executive, and (c) the past performance of the executive with the Company. Upon joining the Company in November 1994 as President and Chief Executive Officer, Mr. Ed Koepfler's base salary was established at approximately $300,000 per year. On or about his anniversary date in November 1995, the Committee reviewed Mr. Koepfler's performance, in particular his completion of the Company's restructuring program, and his stewardship in returning the Company to profitability. The Company's stock price had also doubled during this one-year period. At Mr. Koepfler's request, in lieu of an increase in base salary, and to tie his compensation to the future long-term growth of the Company, the Committee awarded Mr. Koepfler an option grant of 75,000 shares, at an exercise price of $7.37 per share.

2.   INCENTIVE COMPENSATION

     In April 1996, the Compensation Committee established Interleaf's executive bonus program ("1996 Bonus Program"). Under the Company's 1996 Bonus Program, each executive could receive between 35% to 50% of his base salary if the Company's targeted (1) earnings, (2) cash position, (3) revenue, and/or (4) expense goals were achieved ("Goals"), quarterly, and/or annually. Mr. Koepfler was targeted to receive approximately 35% of his base salary under the 1996 Bonus Program. These Goals were partially achieved for three quarters of fiscal 1996. No Goals were achieved for the fourth quarter of fiscal 1996, and for total fiscal 1996. Consequently, Mr. Koepfler was awarded bonuses of approximately $70,000 during fiscal 1996, or 20% of his base salary.

     In addition, in April 1996, to encourage executive focus on long-term revenue growth and profitability, the Compensation Committee developed a two-year program whereby if the Company achieved certain aggressive revenue and income levels for fiscal 1997, each executive, including Mr. Koepfler, would receive approximately one-third of his base salary.

3.   LONG-TERM INCENTIVES

     The Company awards options primarily to executives and key employees. Under the Company's 1993 Stock Option Plan, stock options are awarded an executive to incent the executive to focus on the Company's long-term success as measured by the Company's stock price. Since options for executives vest annually over a 4 to 5 year period, executives are encouraged to focus on the long-term success of the Company. As provided above, in November 1995, Mr. Koepfler, the Company's President, was awarded an option grant covering 75,000 shares of the Company's Common Stock at an exercise price of $7.37 per share, the then fair market price of the Company's Common Stock. Consistent with this philosophy, in fiscal 1996 four individuals were appointed executive officers of the Company. Upon his appointment, each executive received options covering approximately 100,000 shares, with the exception of Mr. G. Gordon M. Large, the Company's Executive Vice President and Chief Financial Officer, who received options covering approximately 225,000 upon joining the Company in June 1995.

     For fiscal 1996, the Committee has reviewed the implications of Section 162(m) of the Internal Revenue Code and the proposed regulations thereunder.
Section 162(m) disallows for federal tax purposes the deductibility of compensation to the Company's President or any Named Executive Officer to the extent compensation to the executive exceeds $1 million in a year. The Compensation Committee believes that the Company's compensation for each executive in the foreseeable future would not exceed this limitation. Therefore, it has no present intention of formally qualifying any compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code, but may consider doing so in the future when the proposed regulations become final if it appears that the limitations are likely to be exceeded.

COMPENSATION COMMITTEE:    FREDERICK B. BAMBER AND CLINTON P. HARRIS

                             STOCK PERFORMANCE GRAPH

     The following graph compares the Company's cumulative shareholder return with that of a broad market index (NASDAQ Stock Market Index for U.S. and Foreign Companies) and a published industry index (NASDAQ Computer and Data Processing Services Stocks). Each of these indexes is calculated assuming that $100 was invested on March 28, 1991. The lines represent monthly index levels derived from the changes in the daily market capitalization, which are calculated based on daily closing stock prices, quarterly shares outstanding and quarterly dividend reinvestments. The broad market index and industry index are weighted on the basis of market capitalization.

                                     [GRAPH]

                                                                     Fiscal Year
- -------------------------------------------------------------------------------------------------------------------
                                 3/28/91        3/31/92        3/31/93        3/31/94        3/31/95        3/29/96
- -------------------------------------------------------------------------------------------------------------------
Interleaf, Inc.                      100         175.00         141.51         101.89          73.74         134.04

NASDAQ Stock Market
(U.S. & Foreign)                     100         127.50         146.42         158.78         174.07         232.79

NASDAQ Computer and Data
Processing Services Stocks           100         147.71         165.10         169.05         227.88         322.07
- -------------------------------------------------------------------------------------------------------------------

SEVERANCE PLAN AND CHANGE OF CONTROL

     Executive officers and all other officers of the Company are covered by the Company's Officer Severance Benefit Plan (the "Severance Plan"). Adopted by the Board of Directors effective March 13, 1989, the Severance Plan provides that if any officer, vice president or more senior officer loses his employment with the Company, or has his responsibilities significantly diminished, during a one year period after a "change in control of the Company," such individual will be entitled to receive an amount equal to his then total annual compensation. For purposes of the Severance Plan, a "change in control" occurs if (a) an individual by himself or in affiliation with others shall acquire, directly or indirectly, 25% or more of the the combined voting power of Company's outstanding securities, or causes the replacement of a majority of the incumbent Board of Directors of the Company, (b) the Company is merged or reorganized into or with another entity, resulting in previous shareholders of the Company holding less than 80% of the combined voting power of the outstanding securities of the resulting entity, or (c) the Company is liquidated or substantially all of its assets are sold.

     In addition, under the Company's 1983, 1993 and 1994 Stock Option Plans, all options held by all employees, including Named Executive Officers, become exercisable in full upon a "change in control."

     In November 1994, Mr. Ed Koepfler was elected the Company's President and Chief Executive Officer. Pursuant to Mr. Koepfler's employment agreement with the Company, in the event that Mr. Koepfler is terminated without cause, he shall receive severance equal to his annual base salary of $300,000. In June 1995, Mr. G. Gordon M. Large was elected the Company's Executive Vice President and Chief Financial Officer. Pursuant to his employment agreement with the Company, in the event that Mr. Large's employment is terminated without cause through the period ending June 1997, he shall receive severance equal to his targeted total compensation of approximately $320,000.

DIRECTORS' COMPENSATION

     CASH COMPENSATION. Nonemployee directors of the Company receive $1,000 for each Board of Directors and Audit Committee meeting attended. In addition, each nonemployee director receives a retainer fee of $6,000 per year, payable in four equal quarterly payments. Board members are also reimbursed for reasonable out-of-pocket expenses.

     COMPANY'S 1989 AND 1993 DIRECTOR STOCK OPTION PLANS. On March 20, 1989, the Board of Directors of the Company adopted the 1989 Director Stock Option Plan (the "1989 Director Stock Option Plan"), which was ratified by the shareholders at the Special Meeting in Lieu of an Annual Meeting held in August 1989. To replace the 1989 Director Stock Option Plan, on September 8, 1993, the Board adopted the 1993 Director Stock Option Plan ("1993 Director Stock Option Plan"), which was ratified at the Annual Meeting of Shareholders held in August 1994.

     Under the 1989 Director Stock Option Plan, each then nonemployee director of the Company was granted a non-statutory stock option to purchase 12,000 shares of Common Stock on March 20, 1989, the date the 1989 Director Stock Option Plan was adopted by the Board of Directors at a per share exercise price of $8.38. Each such option is exercisable on a cumulative basis in equal annual installments over a three-year period beginning one year after the date of grant. At the end of the three year period, each such director receives an option grant of 3,000 shares on each succeeding March 20, at the then fair market value on such date in which he will be fully vested at such time.

     Only one of four (4) current nonemployee directors, Mr. Bamber, participate in the 1989 Director Stock Option Plan. Under the 1989 Director Stock Option Plan, Mr. Bamber holds an option to purchase 12,000 shares at an exercise price of $8.38 per share, and an option to purchase 3,000 shares at an exercise price of $8.75 per share.

     Under the 1993 Director Stock Option Plan, each current nonemployee director of the Company was granted a non-qualified option to purchase 5,000 shares of Common Stock on September 9, 1993 at an exercise price of $6.65 per share, the average last reported sale price per share during the period of September 9, 1993 through September 30, 1993, inclusive. Such options became exercisable in full on August 4, 1994. Each person who becomes a director of the Company and is not an employee of the Company will be granted, as of the first date of his or her election as a director, a non-qualified option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each such option will be exercisable one year after the date of grant. In addition, each nonemployee director will be automatically granted, on April 1 of each year, a non-qualified option to purchase 5,000 shares of Common Stock at the fair market value of the stock on April 1. Such option will be fully exercisable one year after the date of grant.

     Under the 1993 Director Stock Option Plan, each current nonemployee director, with the exception of Mr. Boucher, has four options of 5,000 shares each to purchase shares of the Company's Common Stock at exercise prices of $6.65, $7.13, $4.87, and $8.87 respectively.

           2. RATIFICATION AND APPROVAL OF AMENDMENTS TO THE COMPANY'S
                        1987 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1987 Employee Stock Purchase Plan (the "Stock Purchase Plan") was originally adopted by the Board of Directors in February 1987 and was approved by the stockholders in August 1987. Under the Plan, as previously amended, eligible employees have been permitted to utilize payroll deductions to acquire up to 1,750,000 shares of Common Stock (subject to adjustment for any dividend, stock split or other relevant changes in the Company's capitalization) through a series of semi-annual and annual offerings, the last of which terminated in May 1996.

PROPOSED AMENDMENTS TO THE PLAN

     The Board of Directors has amended the Stock Purchase Plan, subject to stockholder approval, to (i) increase the number of shares available for issuance under the Stock Purchase Plan from 1,750,000 to 2,500,000, (ii) extend the term of the Stock Purchase Plan to provide for three additional annual offerings, and (iii) allow new employees who are not otherwise eligible to participate at the offering commencement date to elect to enter the Stock Purchase Plan on the first Monday in September. The Company believes that the continued opportunity for employees to acquire shares of its Common Stock on the terms set forth in the Stock Purchase Plan will help enable the Company to continue to attract and retain qualified employees and is in the best interest of the Company and its stockholders.

     The following is a summary of certain provisions of the Stock Purchase
Plan:

ELIGIBILITY

     All employees (including executive officers) who are employed on the date an offering commences, or who commence employment after the commencement date but before the first Monday of the following September, and who ordinarily work an average of at least 32 hours per week and for more than 5 months per year may participate in the Stock Purchase Plan.

     As of June 1, 1996, approximately 620 employees (including 8 executive officers) were eligible to participate in the Stock Purchase Plan.

OFFERINGS: PURCHASE TERMS

     The Stock Purchase Plan consists of a series of offerings (initially semi-annual and currently annual). The proposed amendment to the Stock Purchase Plan provides for three annual offerings, commencing on or about May 1, 1996, May 1, 1997, and May 1, 1998, respectively. The number of shares of Common Stock to be available for purchase in each of these three offerings is a maximum of 250,000 shares.

     Each participating employee may elect to have payroll deductions of up to 12% of his or her estimated annual compensation used to purchase the Common Stock of the Company at a price equal to 85% of the lower of the fair market price of the Common Stock on the day that the offering period commences or the day the offering period terminates. Upon the termination of the offering period, each participating employee who has not elected to withdraw from the Stock Purchase Plan receives the number of shares of Common Stock which can be purchased with his or her payroll deductions, subject to the condition that the maximum number of shares which can be purchased by an employee during an offering cannot exceed the number determined by dividing 85% of the market price of the Common Stock on the day that the offering period commences into 20% of the participant's estimated annual compensation. In addition, no employee may acquire more than $25,000 in fair market value of stock (determined at the commencement of the offering period) under the Stock Purchase Plan or any similar plan of the Company in any calendar year. If there are requests from employees to purchase more than the number of shares available during any offering, the available shares will be allocated on a pro rata basis to participating employees.

     The last reported sale price for the Common Stock as reported by NASDAQ on the National Market System on June 17, 1996 was $7.25 per share.

ADMINISTRATION

     The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors.

AMENDMENT AND TERMINATION

     The Board of Directors may at any time amend or terminate the Stock Purchase Plan except that no amendment may be made without the approval of the Company's stockholders if such amendment would (i) materially increase the benefits accruing to participants under the Stock Purchase Plan, (ii) materially increase the number of shares which may be issued under the Stock Purchase Plan or (iii) materially modify the requirements as to eligibility for participation under the Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code. Under that Section, an employee does not have to pay any federal income tax when he or she joins the Stock Purchase Plan or when an offering period ends and he or she receives shares of the Company's Common Stock. The employee is, however, required to pay a federal income tax on the difference, if any, between the purchase price of the shares and the price at which he or she sells the shares.

     If the employee has owned the shares for more than one year and disposes of them more than two years after the date the offering commenced, he or she will be taxed as follows. If the market price of the shares on the date they are sold is equal to or less than the price paid for the shares under the Stock Purchase Plan, the employee will recognize a long-term capital loss in an amount equal to the excess of the price paid over the sale price. If the sale price is higher than the price paid under the Stock Purchase Plan, the employee will recognize ordinary income in an amount equal to the lesser of (i) the excess of the market price of the shares on the day the offering commenced over the price actually paid or (ii) the excess of the sale price over the price actually paid. Any further gain is treated as a long-term capital gain. The Company generally will not be entitled to a business expense deduction upon either the purchase or sale of shares under the Stock Purchase Plan if the holding period requirements set forth above are met.

     If the employee sells the shares before he or she has owned them for more than one year or before the expiration of the two-year period commencing on the day the offering period commenced, the employee will recognize ordinary income in an amount equal to the excess of the market price of the shares on the date of purchase and the actual price paid under the Stock Purchase Plan, and the Company will recognize an expense deduction for the same amount. The employee will recognize a capital gain or loss, which will be long-term or short-term depending on whether the employee has owned the shares for more or less than one year, on the difference between the sale price and the market price on the date of purchase.

INFORMATION ABOUT PARTICIPATION

     Under the Stock Purchase Plan's last offering, which ended May 3, 1996, 137 employees and 1 executive officer, Stephen J. Hill, participated, and 181,257 shares of common stock (including 3,353 shares to Mr. Hill) were issued at a per share purchase price of $4.04. Under the current Stock Purchase Plan, which is subject to shareholder approval at the Annual Meeting, as of June 17, 1996, 189 employees and 1 executive officer, Stephen J. Hill, are participating.

     Because the number of shares to be acquired by an employee in the future depends, in part, on whether and to what extent the employee elects to participate and, if so, whether the employee elects to withdraw his or her participation during an offering period, it is not possible to determine the benefits or amounts that will be received in the future by executive officers named under the caption "Executive Compensation" above, all current executives officers as a group or all employees, including all current officers who are not executive officers, as a group.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the approval of the amendments to the 1987 Employee Stock Purchase Plan described above is in the best interests of the Company and its stockholders, and accordingly recommends a vote FOR the proposal.

              3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors, on the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as the Company's independent auditors for the current fiscal year, ending March 31, 1997. Ernst & Young LLP has served as the Company's independent auditors since 1981.

     Although shareholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     This solicitation has been made by the Company. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and other employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal office in Waltham, Massachusetts, by no later than April 1, 1997 for inclusion in the proxy statement for that meeting.

                                        By Order of the Board of Directors,



                                        John K. Hyvnar, Clerk

June 28, 1996


THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                 INTERLEAF, INC.
     PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 8, 1996 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoint(s) Ed Koepfler,
G. Gordon M. Large, and John K. Hyvnar, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of capital stock of Interleaf, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders of the Company to be held at the Wyndham Gardens Hotel, 420 Totten Pond Road, Waltham, Massachusetts on Thursday, August 8, 1996 at 8:30 a.m., local time, and any adjournment thereof.

     The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.


                                       NEW ADDRESS: ___________________________

                                       ________________________________________

                                       ________________________________________

                                       ________________________________________


                                     (Front)

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1. To elect the following three          3. To ratify the  For Against Abstain
   nominees as Class III directors          appointment of --- ------- -------
   (except as marked below):                Ernst & Young   X     X       X
                                            LLP as the     --- ------- -------
   Nominees: Frederick B. Bamber,           Company's
   David A. Boucher, and                    independent
   Ed Koepfler                              auditors for
                                            the 1997 fiscal
   --- FOR       --- WITHHOLD               year.
    X  nominees   X  from nominees
   ---           ---

   For, except vote(s) withheld from        In their discretion, the proxies
   the following nominees:                  are authorized to vote upon such
                                            other matters as may properly come
   ---                                      before the meeting or any
    X                                       adjournment thereof.
   ---------------------------------
                                              CHECK   ---   CHECK HERE   ---
2. To ratify and  For Against Abstain       HERE FOR   X    IF YOU PLAN   X
   approve an     --- ------- -------        ADDRESS  ---    TO ATTEND   ---
   amendment to    X     X       X           CHANGE         THE MEETING
   the Company's  --- ------- -------
   1987 Employee
   Stock Purchase                           Signature__________________Date____
   Plan to increase
   the number of
   shares available                         Signature__________________Date____
   for issuance by
   750,000 shares,
   extend the term
   by three years,
   and allow for
   one additional
   entry date.



                                   (Reverse)